CENTERPLATE, INC. ANNOUNCES EXPIRATION OF TENDER OFFER
AND CONSENT SOLICITATION
Announces Expiration Of Tender Offer For Its 13.5% Senior Subordinated Notes Due 2013
STAMFORD, Conn., January 26, 2009 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), announced today that the cash tender offer (the “Offer”) to purchase up to 70% of its 13.5% Senior Subordinated Notes due 2013 expired at 5:00 p.m., New York City time today. Holders of $73,200,198 of the outstanding principal amount of the notes, which represents approximately 61.2% of the $119,596,334.10 outstanding principal amount of the notes, have tendered their notes and delivered consents. If all of the tendered notes are accepted for payment, $46,396,136.10 of notes would remain outstanding (which represents the notes underlying 8,139,673 of Centerplate’s 20,981,813 outstanding IDSs).
The obligation of Centerplate to accept for payment and purchase the notes in the Offer, is conditioned upon, among other things, the consummation of the proposed merger of Centerplate with an affiliate of Kohlberg & Company, L.L.C., as described in more detail in the Offer to Purchase and Consent Solicitation Statement dated December 23, 2008. If all conditions to the Offer and consent solicitation are satisfied, holders of notes who validly tendered their notes pursuant to the Offer and validly delivered their consents pursuant to the consent solicitation and did not validly withdraw their notes or revoke their consents will receive the offer consideration, equal to $2.49 per note accepted for payment, plus accrued and unpaid interest including any deferred interest.
This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the Offer and consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement.
UBS Investment Bank is the Dealer Manager and Solicitation Agent for the Offer and consent solicitation. Questions regarding the Offer and consent solicitation should be directed to UBS at 888-719-4210 or 203-719-4210.
Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Offer and consent solicitation, at 800-322-2885 or 212-929-5500.

About Centerplate
Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s exploration of alternatives, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com